Exhibit 10.3

AMENDED AND RESTATED LOCK-UP AGREEMENT

THIS AMENDED AND RESTATED LOCK-UP AGREEMENT (this “Agreement”), dated as of June 3, 2026, is made and entered into by and among USA Rare Earth, Inc., a Delaware corporation (the “Company”), Michael Blitzer, and Barbara Humpton (and together with any person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Letter of Intent.

WHEREAS, the Company is party to that certain Letter of Intent, dated as of January 25, 2026 (the “Letter of Intent”) by and among the Company and the CHIPS Program Office of the U.S. Department of Commerce (“CPO”), pursuant to which the Company and CPO outlined the terms of the CHIPS direct funding awards and CHIPS loans for the projects described in the Applications (the “Transactions”);

WHEREAS, the Company and the Securityholders are party to that certain Lock-Up Agreement, dated as of January 25, 2026 (the “Existing Agreement”), which the Company and the Securityholders desire to amend and restate in its entirety as set forth in this Agreement;

WHEREAS, as of the date hereof, each Securityholder is the beneficial owner of the securities set forth under their name in Exhibit B attached hereto (the “Initial Shares”); and

WHEREAS, pursuant to the Letter of Intent and in connection with the Transactions, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Transfer Restrictions. Subject to the exceptions set forth herein, each Securityholder agrees not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of the Initial Shares, any other shares of capital stock of the Company such Securityholder hereinafter beneficially owns (including shares received via earnouts or other mechanisms) (collectively, the “Lock-Up Shares”), or any securities convertible into or exercisable or exchangeable for Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares, (iii) enter into, renew, amend or increase any margin loan, share-secured loan, derivative transaction, financing arrangement or other agreement under which any Lock-Up Shares are pledged, rehypothecated, subject to a security interest, or otherwise used as collateral, (iv) publicly disclose the intention to do any of the foregoing described in clauses (i)-(iii) or (v) take any action in furtherance of any of the matters described in the foregoing clauses (i)-(iv) (the actions specified in clauses (i)-(v), collectively, “Transfer”) prior to both: (a) for the Round Top Mine Project, achievement of Milestone 1 (Mine Design, Heap Leach Scale-Up, and Favorable Definitive Feasibility Study) set forth in Table I of Exhibit C attached hereto; and (b) for the Stillwater Magnet Project, achievement of Milestone 1 (600 TPA Qualified, 2,400 TPA Demand Validated) set forth in Table II of Exhibit C attached hereto (such period, the “Lock-Up Period”).

2. Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i)	Transfers of any securities other than the (a) Lock-Up Shares and (b) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction;

(ii)	Transfers to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors;

(iii)	In the case of an individual, Transfers to any affiliates or family members of the Securityholder;

(iv)	Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its affiliates;

(v)	Transfers by gift to a trust, the beneficiary of which is a person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

(vi)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)	in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)	Transfers to a nominee or custodian of a person to whom a Transfer would be permitted under Section 2(iii);

(ix)	Transfers in connection with any legal, regulatory or other order;

(x)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xi)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xii)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards relating to shares of Common Stock and any related Transfer of shares of Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xiii)	the entry, by the Securityholder, at any time after the consummation of the Transaction, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiv)	Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, that if such liquidation, merger, stock exchange, reorganization or other similar transaction results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company, then any securities received by such pre-transaction equity holders shall be considered Lock-Up Shares; and

(xv)	in the case of securities held by any investment funds or vehicles controlled or managed by the Securityholder or any of its affiliates, a distribution of Lock-Up Shares by such fund or vehicle pro rata to its owners for no consideration, it being understood that any such Lock-Up Shares that remain beneficially owned by a Securityholder or a member of such Securityholder’s immediate family following such distribution shall remain Lock-Up Shares subject to this Agreement.

provided, however, that (A) in the case of clauses (ii) through (xi), as a prerequisite to such Transfer, such permitted transferee(s) must enter into a joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 2, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3. Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the termination of each of the agreements for the CHIPS loans and the direct funding awards entered into as part of the Transactions and repayment of any and all amounts due thereunder, (iii) the liquidation of the Company and (iv) six (6) months from the date of the Letter of Intent, should the Transactions not be consummated.

4. Prohibited Transfers. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5. Beneficial Ownership. Each Securityholder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of the Company, or any securities convertible into or exercisable or exchangeable for any capital stock of the Company, other than those securities specified on Exhibit B hereto.

6. Amendment. This Agreement may be amended, supplemented or modified with respect to a Securityholder only by execution of a written instrument signed by the Company and such Securityholder, executed in the same manner as this Agreement and which makes reference to this Agreement.

7. Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

8. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

9. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

10. Jurisdiction. Any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (a “Legal Proceeding”) based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 10.

11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

14. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

15. Amendment and Restatement. This Agreement amends and restates the Existing Agreement in its entirety, and the Company and the Securityholders hereby adopt this Agreement in full substitution of the Existing Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

USA RARE EARTH, INC.

By:	/s/ Valerie Ford Jacob
Name:	Valerie Ford Jacob
Title:	Chief Legal Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SECURITYHOLDER:

By:	/s/ Michael Blitzer
Name:	Michael Blitzer

[Signature Page to Lock-Up Agreement]

SECURITYHOLDER:

By:	/s/ Barbara Humpton
Name:	Barbara Humpton

[Signature Page to Lock-Up Agreement]

Exhibit A

[Redacted]

Exhibit B

[Redacted]

Exhibit C

[Redacted]